Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Earnings from continuing operations	$67	$98
Discontinued operations	(1,304)	(21)

Net (loss) earnings	(1,237)	77
Effect of dilutive securities	—	—

Net (loss) earnings - assuming dilution	$(1,237)	$77

Average common shares outstanding	486.3	486.1
Effect of dilutive securities
Profit sharing plan	1.4	1.4
Stock options	4.0	1.4

Average common shares outstanding - assuming dilution	491.7	488.9

Earnings per common share from continuing operations	$0.14	$0.20
Discontinued operations	(2.68)	(0.04)

Net (loss) earnings per common share	$(2.54)	$0.16

Earnings per common share from continuing operations - assuming dilution	$0.14	$0.20
Discontinued operations	(2.66)	(0.04)

Net (loss) earnings per common share - assuming dilution	$(2.52)	$0.16

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.